October 1, 2018

Nuveen S&P 500 Buy-Write Income Fund

333 West Wacker Drive

Chicago, IL 60606

Re:     Nuveen S&P 500 Buy-Write Income Fund (BXMX) (File No. 333-226078)

Ladies and Gentlemen:

We hereby consent to all references to our firm in the Registration Statement on Form N-2 under the Securities Act of 1933 (the “Securities Act”) of Nuveen S&P 500 Buy-Write Income Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW Washington, DC 20004 United States	+1.202.739.3000 +1.202.739.3001